FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number:          3235-0287|
    obligations may continue.  See           | Expires:    September 30, 1998|
    Instruction 1(b).                        | Estimated average burden      |
                                             | hours per response.......  0.5|
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Chaffin, Thomas F.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   c/o Rosenblum, Parish & Isaacs
-----------------------------------------------------
                     (Street)

   160 West Santa Clara St., 15th Floor
   San Jose, CA 95113
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   TMCI Electronics, Inc. (TMEI)

-------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year

   January 1998

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

-------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   _X_ Form filed by One Reporting Person
   ___ Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (over)
* If the form is filed by more than one person, see Instruction 4(b)(v).                                          SEC 1474 (7-96)


                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           Title and                           Ownership
                                          Number of    Date Exer-          Amount of                           Form of
                                          Derivative   cisable and         Underlying              Number of   Deriv-
                                          Securities   Expiration          Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A) Date (Month/        (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed  Day/Year)           and 4)          Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)       --------------     --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,   Date                       Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)    Exer-    Expir-            or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------   cis-     ation             ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)    able     Date      Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Stock        $4.00    01/02/98   J(1)      A           01/02/98 01/01/08 Common   20,000    N/A    30,000        D
Options                                                                  Stock
                                                                         par value
                                                                         $.001 per
                                                                         share
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

1) Granted pursuant to the Company's 1997 Stock Option Plan.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

              /s/ THOMAS F. CHAFFIN                             2/17/98
              ----------------------------------------     --------------------
                     Thomas F. Chaffin                            Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                Page 2
                                                                SEC 1474 (7-96)